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                                                                    Exhibit 23.2

The Board of Directors
DiamondCluster International, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of DiamondCluster International, Inc. of our reports dated May 1, 2001, relating to the consolidated balance sheets of DiamondCluster International, Inc. and its subsidiaries as of March 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001, and the related schedule, which reports appear in the March 31, 2001 annual report on Form 10-K of DiamondCluster International, Inc.

/s/ KPMG LLP


Chicago, Illinois
October 2, 2001